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                                                                    Exhibit 99.1
CONTACT:
Skip Colcord
Polaroid Corporation
781-386-6624
colcors@polaroid.com



   POLAROID PLANS TO SELL IDENTIFICATION SYSTEMS BUSINESS DIVISION TO DIGIMARC


         CAMBRIDGE, MASS., DECEMBER 3, 2001 -- Polaroid Corporation today announced that it plans to sell the assets of its Identification Systems Business Division to Digimarc Corporation (NASDAQ: DMRC) of Tualatin, Ore., for $56.5 million in cash. The Honorable Judge Peter J. Walsh approved the sale at a hearing this morning in U.S. Bankruptcy Court in Wilmington, Del., in connection with the court's oversight of Polaroid's voluntary Chapter 11 filing (Case Number 01-10864). The sale is scheduled to close within 45 days.

         Digimarc, a leader in digital watermarking technology, won the right to purchase the Polaroid ID business at an auction held on Friday, November 30, and Saturday, December 1, in New York City. Also participating in the auction were PIDS Holding, Inc., a Polaroid management group with financing from Hampshire Equity Partners; VIDS Acquisition, a subsidiary of Viisage Technology, Inc., of Littleton, Mass.; and PhotoID Acquisition, Inc., a subsidiary of Vyyo Ltd. of Cupertino, Calif.

         Polaroid's Identification Systems Business Division has annual revenues of approximately $60 million and employs about 300 people, primarily in Bedford, Mass., and Ft. Wayne, Ind.


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                        DIGIMARC ACQUIRES POLAROID ID - 2


         "This is a major step forward in our plan to sell assets that are not part of our core instant imaging business. We're pleased with the results of the auction and that the participants clearly recognized the value of the Polaroid ID business," said Gary T. DiCamillo, Polaroid chairman and chief executive officer.

         Polaroid received financial advice regarding the sale of its ID business from Dresdner Kleinwort Wasserstein and legal advice from both Skadden, Arps, Slate, Meagher & Flom LLP and Riemer & Braunstein LLP.

                                 ABOUT POLAROID

         Polaroid Corporation is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Additional information about Polaroid and its reorganization is available on the company's web site at www.polaroid.com.

         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139


         Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events will be dependent upon factors and risks including, but not limited to, the company's ability to successfully: conclude financial and operational reorganization of the Company in the Chapter 11 process; continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, noteholders, vendors and suppliers, employees and customers given the company's financial condition; sell all or parts of the Company; implement its business strategy of reducing costs and improving cash flow; compete in the instant imaging market against larger and stronger competitors; retain its top customers and limit the company's vulnerability to general adverse economic conditions; sell and market its products worldwide; retain sole source and other limited source supplies; find suitable manufacturers to which the company can outsource certain of its products; continue to protect its intellectual property; and the company's ability to manage other uncertainties and risk factors, such as those described from time to time in the company's filings with the Securities and Exchange Commission.